Exhibit (c)(4)
CONFIDENTIAL DISCUSSION MATERIALS MEADOW VALLEY CORPORATION SPECIAL COMMITTEE OF THE BOARD OF DIRECTORS JUNE 9, 2008 1

CONFIDENTIAL Statement of Limiting Condition The content and analyses contained herein (the “Presentation”) are the property of Alvarez and Marsal — Corporate Finance (“A&M”) and may not be copied or distributed without the express consent of A&M. By your receipt and review of these materials, you agree to be bound by the terms of this Statement of Limiting Conditions. The financial information contained herein has been prepared by MVCO (“MVCO” or the “Company”) and A&M has relied on the accuracy thereof. Certain financial information is preliminary in nature and subject to adjustments. A&M makes no representations as to the accuracy or completeness of the financial information contained herein and expressly disclaims any liability associated therewith. As financial advisor to the Company, A&M has relied on the truth, accuracy and completeness of the representations of current management and counsel and disclaims all liability for any misrepresentation or omissions that may be contained herein based on such statements. Any analyses contained herein (as well as any suggestions or recommendations contained herein and / or derived from the content of this Presentation) are preliminary in nature and subject to reconsideration and modification. This Presentation shall in no way be considered a solicitation or recommendation to any party to participate or support a particular course of action or transaction. A&M makes no representation or guarantee that any strategic alternative in general or any transaction in particular is the best course of action for the Company or, if formulated, that the execution of any proposed strategic alternative will, if required, be accepted or approved by the Board of Directors or the Company’s stockholders and other constituents. Further A&M assumes no responsibility for the selection and approval of any strategic alternative presented to the Company and / or the Company’s Board of Directors, which determination shall rest with the Company and / or the Company’s Board of Directors. Material non-public and / or confidential information is contained in this Presentation (“Confidential Information”). Accordingly, any such Confidential Information obtained through your receipt of this Presentation, and any analyses of such information, is to be considered strictly confidential. Distribution of this document or disclosure of any Confidential Information set forth herein to any party other than the intended recipient of this Presentation is expressly prohibited without the prior written authorization of the Company and A&M. 2

CONFIDENTIAL Key Considerations for the Special Committee Having concluded that it is appropriate to consider a sale transaction, the Special Committee must determine answers to the following questions: How do we run a sale process that maximizes value? - Should we initiate process with / without stalking horse bidder? — Advantages of stalking horse bidder? Disadvantages of stalking horse bidder? — Careful consideration must be given to stalking horse offer price and other terms and conditions of proposed merger agreement (execution risks? / binding?) Valuation range in today’s environment? Future potential? — Current state of financial performance compared to near and long-term prospects? — Risk to business? Potential upside to business? — Current state of the industry? Future potential? — Potential buyers reaction to a sale of the business (strategic / financial)? — Current state of the M&A / financing environment? Future potential? 3

CONFIDENTIAL Summary Terms of the Insight Offer Key Terms Description Purchase price $11.25 / share resulting in merger consideration of $59.6 million based on FD shares outstanding + assumption of all liabilities Financing condition None Go-shop period length 45 days from date of execution of Merger Agreement Go-shop termination fee 2.5% of merger consideration or $1.5M + expenses (within 45 day go-shop period) Termination fee 4.5% of merger consideration or $2.7M + expenses (outside of 45 day go-shop period) Reverse termination fee 2.5% of merger consideration or $1.5M + expenses General: requisite shareholder vote, favorable fairness opinion, no injunction Financing (buyer): none Conditions Representations and warranties: include employee related, tax, environmental, real property, material contracts, etc.; must be true and correct, if not, must rise to material adverse effect Bonding capacity: $200M / $50M vs existing $250M / $70M (req’d reduction of 20% / 29%) Backlog $112.5M vs existing $179M as of 4/30/08 (required reduction of 37%) Conditions — financial performance Min BV of MVCO equity $31M vs projected $38M[1] (required projection miss of 18%) (at closing) MVCI LTM EBIT of $5.5M vs projected 8.2M[1] (required projection miss of 33%) RMX LTM EBIT of ($4.0M) vs projected (2.1M)[1] (required projection miss of 93%) Material adverse effect See page #26 [1] Assumed October 31, 2008 close 4

CONFIDENTIAL

Key Considerations in Selecting Insight Offer as Stalking Horse

Advantages

- Provides shareholders with the opportunity to monetize investment in illiquid stock at a premium to the current trading price
- Sets in motion process to sell the company which has been the expressed desire of multiple large shareholders
- Insight has indicated that if their bid is not accepted it is extremely unlikely they will participate in a future sale process
- No financing contingency in merger agreement
- Reverse termination fee payable to MVCO by Insight (present in only 26% of precedent similar sized transactions [1])
- Timing of sale of MVCI may be opportunistic given, among other things, all-time high backlog level and potential risks to the business
- Recovery of RMX may not be fully evident until 2009+ creating potential near-term downward drag on MVCO financial performance and share price
- Limited expressed acquisition interest in MVCO from potential buyers both pre-YVM 8K and post-YVM 8K
- Go-shop process provides ability to secure topping buyer
  - Go shop time period at high end of range
  - Go shop termination fees slightly above comp avg
- Sets a floor share price valuation in discussions with prospective buyers
- Uncertainty of overall economy, state government budgets, lending markets and M&A environment
- Overall MVCO valuation (6.4x 2008 Adj EBITDA) appears in line with select peers despite historic trading discount

Disadvantages

- Potential for strategic buyer to pay higher premium given strategic value, synergies, etc.
- Premium to share price at low-end of range of historic going-private transaction Premiums
  - Uncertain reaction by activist shareholders
  - Below cost basis of several large shareholders
- Required to pay termination fees in the event a topping buyer is selected
  - Go-shop term fee: $1.5M or $.28 per share + expenses
  - Term fee: $2.7M or $.51 per share + expenses
- RMX operating performance at trough, expected to recover
- Implied value of MVCI (4.4x 2008 Adj EBITDA) appears to be at low-end of range, based on sum of the parts analysis, see page #12 (assumes RMX equity value at 25% premium to current market price or 0.9x book value of equity)
- Other interested buyers may feel disadvantaged by management involvement in Insight Offer and as such may not aggressively participate in go-shop process
- Go-shop time period creates timing pressure on the sale process that would not be evident without a stalking horse
- Insight could terminate the agreement without financial penalty in the event of deterioration in financial performance due to conditions to closing and material adverse effect provisions
- Reverse termination fee of $1.5M + expenses is below comparable transactions where reverse termination fees exist (partially muted by reputation risk to Insight given public nature of process)

[1] Represents deal sizes ranging from $25 - $250 million in Total Enterprise Value of U.S. public company targets purchased by U.S. or international acquirers since 2004

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CONFIDENTIAL

MVCO Fundamentals and Historical Share Price Performance

MVCO Fundamentals

Strong Services Segment

- Strong position in robust markets
- Backlog of $179M at historic peak, bonding capacity at $250 million
- Potential NM litigation proceeds
- Increased competition for new work / rising cost of materials

Weak Materials Business with Solid LT Prospects

- Weak recent and expected near-term performance
- Expansion creates significant future opportunities
- Positioned well in markets that are expected to resume strong growth post-economic recovery
- Min interest discount of public float

Uncertain Near-Term Macro-Economic Environment

- Uncertain general macro-economic environment, significant slowdown in construction activity generally
- Strong AZDOT / NDOT anticipated projects . . . potential for owner delays on new work awarded

Mixed Financial Performance

- 2008E YOY Adj. EBITDA growth: MVCI +11% / RMI -69%
- MVCO EPS of $.77 / share for 2007; $.62 / share expected for 2008

MVCO Relative Stock Price Performance – 2 Years

Relative Stock Price Performance from June 5, 2006 to June 3, 2008
100 = Closing Price on June 3, 2006


175%
150%
125%
100%
75%
50%
25%
Jun-06
Sep-06
Dec-06
Mar-07
Jun-07
Sep-07
Dec-07
Mar-08
Jun-08
Expanded Peer Group [1]
91%
MVCO
86%
STRL & RMIX
55%
MVCO
Expanded Peers [1]
STRL & RMIX

[1] Based on simple average of Expanded Peer Group which is comprised of STRL, RMIX, GVA, PCR

MVCO Stock Price Performance Summary - 5 Years

As of June 3, 2008; MVCO Closing Price = $9.77

Calendar Period	Volume Weighted Price [1]	Trading Range High	Trading Range Low	Price at Start of Period	MVCO Total Return [2]	Russell Microcap® Total Return [3]
3 - Month	$10.1	$11.5	$8.2	$10.0	(2.3%)	(3.1%)
6 - Month	10.7	13.4	8.2	13.1	(25.1%)	(8.5%)
1 - Year	11.9	14.1	8.2	13.9	(29.6%)	(19.6%)
2 - Years	11.4	14.1	8.2	11.4	(14.1%)	(5.1%)
3 - Years	11.1	15.6	5.4	5.4	80.9%	4.2%
5 - Years	9.5	15.6	1.1	1.2	714.2%	11.9%

STRL 6-Mo. Performance
(18%)

[1] Since start of period
[2] Total return is calculated using share price as of 6/3/08 and share price at beginning of calendar period
[3] Russell Microcap Index includes 1,000 U.S. stocks with a median market capitalization is $180 million

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ALVAREZ & MARSAL
CORPORATE FINANCE

CONFIDENTIAL

YTD Financial Performance and Summary Financial Projections

MVCO April 2008 YTD Operating Results vs. Plan

($ in millions)

INCOME STATEMENT		YTD APRIL 2008 MVCO Actual	Plan	$ B / (W)	% B / (W)
Revenues, Net of I/C Sales		$77.5	$83.4	($5.9)	(7.1%)
COGS		72.4	78.7	6.3	8.0%
Gross Profit		5.2	4.8	0.4	7.8%
SG&A		3.4	3.5	0.1	3.1%
Earnings from Operations		1.8	1.3	0.5	37.1%
Interest Income		0.3	0.5		
Interest Expense		(0.0)	(0.5)		
Other Income		(0.1)	0.1		
Earnings Before Taxes		2.0	1.4	0.6	40.3%
Provision for Income Tax		(0.7)	(0.5)		
Net Income		$1.3	$0.9	$0.4	39.3%
Minority Interest	*30.6%*	0.2	0.2		
Net Income After Min Int		$1.5	$1.1	$0.4	40.6%

EBITDA SUMMARY	Actual	Plan	$ B / (W)	% B / (W)
Reported EBITDA	$4.2	$4.0	$0.1	3.5%
Interest Exp. Incl. in COGS [1]	0.3	0.4		
Apex Testing Corp. [2]	(0.1)	0.0		
Adjusted EBITDA	$4.4	$4.5	($0.0)	(0.5%)

B / (W) impacted by lower actual Other Income, Depreciation, and Interest Expense

MVCO 2007 - 2010E Operating Projections

($ in millions)

Key Operating Metrics	MVCO 2007	2008E	2009E	2010E
Revenue	$205.9	$232.8	$268.0	$306.5
Yr / Yr Growth	--	13.1%	15.1%	14.3%
Gross Profit	$17.4	$13.7	$16.6	$23.4
Yr / Yr Growth	--	(21.3%)	21.2%	40.7%
Earnings from Operations	$5.6	$3.3	$4.7	$10.2
Yr / Yr Growth	--	(40.6%)	41.9%	117.2%
Net Income After Min Int	$4.1	$3.3	$3.7	$6.3
Yr / Yr Growth	--	(19.5%)	14.4%	69.6%
Reported EBITDA	$13.1	$10.8	$11.8	$17.1
Yr / Yr Growth	--	(17.6%)	9.8%	44.6%
Adjusted EBITDA	$15.9	$12.0	$13.1	$18.4
Yr / Yr Growth	--	(24.6%)	9.0%	40.7%

EBITDA SUMMARY	2007	2008E	2009E	2010E
Reported EBITDA	$13.1	$10.8	$11.8	$17.1
Interest Exp. Incl. in COGS [1]	1.1	1.2	1.3	1.3
Apex Testing Corp. [2]	0.6	0.0	0.0	0.0
Adjusted EBITDA	$15.9	$12.0	$13.1	$18.4

A&M-CF has not independently evaluated the reasonableness of the Company's financial projections and A&M-CF has assumed that the forecasts were reasonably prepared reflecting the best currently available estimates and judgments of MVCO's management as to the future financial performance of the Company

[1] Adjustments to reflect Interest Expense reported above Operating Income Line

[2] Adjustments for EBITDA / negative EBITDA & Net Income / (Loss) for Apex Test. Corp. which is expected to be excluded from a sale transaction

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ALVAREZ & MARSAL CORPORATE FINANCE

CONFIDENTIAL Purchase Offer Premium & Historic Purchase Premiums Paid Purchase Offer Premium Summary Final Premium Paid — % Over Share Price [1] [2] (per share data) AVERAGE PREMIUMS: STRATEGIC & FINANCIAL BUYERS ALL INDUSTRIES 60% Purchase Offer Price — MVCO $11.25 MVCO Share Price 1-Day Prior (6/6/08) [1] $9.67 50% Offer Premium — 1-Day 16.3% 44% 40% MVCO Share Price 5-Days Prior (6/2/08) [1] $10.26 36% 36% 34% 34% 34% 33% 34% 31% 32% 31% Offer Premium — 5-Days 9.6% 31% 29% 29% 29% 30% MVCO Share Price 30-Days Prior (4/28/08) [1] $10.17 Offer Premium — 30-Days 10.6% 20% [1] Intervals represent trading days and share prices represent closing share price on the day indicated 10% 0% 2004 05 20 2006 007 2 08 YTD 20 Average 1 Day Premium Average 5 Day Premium Average 30 Day Premium Trxs: 98 103 106 102 32 Average 1-Day Premium: 31% Average 5-Day Premium: 32% Average 30-Day Premium: 36% The Insight Offer premium is below average historic purchase Premiums paid in similar sized transactions [1] Data represents deal sizes ranging from $25 — $250 million in Total Enterprise Value of U.S. public company targets purchased by U.S. or international acquirers. Data excludes negative premiums and premiums larger than 100%. [2] Intervals represent trading days 8

CONFIDENTIAL

MVCO Top Institutional Shareholders

Top Institutional Holders

TOP 14 INSTITUTIONAL HOLDERS	Shares Held	% Outstand	YTD Change	Basis [1]
Carpe Diem Capital Management LLC	424,415	8.0%	22,583	$11.86 [2]
North Atlantic Value LLP	411,900	7.8%	0	11.32 [2]
Lord, Abbett & Co. LLC	373,113	7.1%	48,837	12.73
Tontine Capital Management LLC	344,452	6.5%	0	4.95
Wellington Management Company LLP	281,577	5.3%	71,136	11.45
Hoak Capital Corporation	273,924	5.2%	0	11.47 [2]
Praesidium Investment Management Company, LLC	244,997	4.6%	(32,704)	3.72
AXA Rosenberg Investment Management LLC	229,377	4.3%	25,713	11.68
Bay Harbour Management L.C.	169,519	3.2%	0	12.68
Barclays Global Investors	128,721	2.4%	(396)	11.04
Baird Investment Management	127,575	2.4%	1,700	8.66
DDJ Capital Management, LLC	120,888	2.3%	0	11.31
Kennedy Capital Management, Inc.	95,600	1.8%	0	10.34
Perritt Capital Management, Inc.	81,800	1.5%	0	12.04
Total	3,307,858	62.6%	136,869	$10.32

[1] Unless otherwise noted, estimated based on volume weight share price during quarter of trading immediately preceding 13D filing
[2] Based on 13D filings

"... we believe that the Board must immediately engage an independent, nationally recognized, investment bank with relevant industry and transactional experience to quantify the value achievable in a sale and then conduct a full and robust auction process to sell the Company and achieve that value."

Letter to Independent Directors

" [North Atlantic Value] . . . Believe[s] that the Company's market capitalization is so low that the costs of being public are prohibitive and that the Board of Directors should consider thoroughly potential opportunities to enhance shareholder value through, among other options, a business combination or sale of the Company or its assets. "

13-D Filing

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ALVAREZ & MARSAL
CORPORATE FINANCE

CONFIDENTIAL MVCO Trading Activity at Select Price Ranges Expressed as a % of Undiluted Shares Outstanding (5,179,000) Period Total < / = $10.00 $10.01 - $11.25 $11.26 — $12.00 $12.01 + % of Undiluted Shares Outstanding 12-Month 10.45% 6.88% 5.30% 28.08% 50.7% 6-Month 10.45% 6.88% 2.00% 4.18% 23.5% 3-Month 9.14% 5.17% 0.16% 0.00% 14.5% 10

CONFIDENTIAL MVCO TEV Analysis MVCO TEV Calculation Summary ($ in millions) MVCO TEV CALCULATIONS Adjusted TEV TEV Revised Offer Price (4/28/08) $11.25 $11.25 MVCO FD Shares Outstanding 5.3 5.3 MVCO Equity Value $59.6 $59.6 MVCI Debt $5.9 $5.9 RMX Debt 10.2 10.2 Applicable Debt $16.1 $16.1 MVCI Cash $22.7 $22.7 Cash Adjustment [1] 0.0 (18.7) Net MVCI Cash $22.7 $4.1 RMX Cash 7.0 7.0 Applicable Cash $29.7 $11.0 Net Debt ($13.5) $5.1 Minority Interest in RMX 12.6 12.6 Market Value Adjustment to Min Int in RMX 0.0 0.0 Total Enterprise Value $58.7 $77.3 Reported Adjusted 2008 EBITDA EBITDA [2] EBITDA [3] Select Comps MVCI 2008 EBITDA $9.3 $9.8 STRL 6.4x [4] RMX 2008 EBITDA 1.4 2.2 RMIX 7.7x 2008 MVCO EBITDA $10.8 $12.0 TEV / 2008 EBITDA 5.5x 6.4x [1] MVCO Cash adjustment based on 3/31/08 Billings in Excess of Costs, Net [2] Reported EBITDA before adjustments for Interest Expense included in COGS and Apex adjustments [3] Adjusted EBITDA includes add back of Interest Expense included in COGS and Apex adjustments [4] Includes Cash Adjustment for Billings in Excess of Cost, Net 11

CONFIDENTIAL

Sum of the Parts Analysis at Insight Offer of $11.25 / Share

RMX Enterprise Value (With 25% Control Premium)

($ in millions)

RMX Share Price (June 6, 2008)	$5.70
Control Premium [1]	25%
Control Premium Share Price	$7.13
MVCO Owned Shares of RMX	2.6
Value of MVCO Ownership of RMX (Control Premium)	$18.8
Minority Interest Equity Value (Based on MV) [2]	6.6
Total RMX Equity Value (Control Premium for MVCO Owned Share	$25.5
Total Existing Debt	10.2
Cash (Including Restricted Cash)	(7.0)
Total Enterprise Value (With Control Premium for MVCO Owned Sl	$28.8
Value of MVCO Control Premium on RMX Ownership [1]	$3.8
Total RMX Equity Value (Control Premium for MVCO Owned Shares)	$25.5
RMX Shareholder Equity	$28.6
Price to Book Value	0.9x
RMX Reported EBITDA	$1.4
RMX Interest Expense Included in COGS	0.8
RMX Adjusted EBITDA	$2.2
TEV / 2008 Adjusted EBITDA	*12.9x*
TEV / LTM Adjusted EBITDA (3/31/08)	*5.6x*

[1] Represents control premium for MVCO ownership of RMX majority shares
[2] RMX share price multiplied by minority shares

Select Comps
RMIX 1.2x
MCEM 1.2x

Select Comps
RMIX 7.7x

Select Comps
RMIX 7.3x
MCEM 4.9x

Implied MVCI Enterprise Value

($ in millions)

Insight Purchase Offer Price - MVCO	$11.25
Shares Outstanding (Fully Diluted)	5.3
Total Equity Value of MVCO	$59.6
Add: Minority Interest of RMX (Based on MV) [1]	6.6
Total Equity Value 100% of MVCI & 100% of RMX	$66.3
Less: RMX Equity Value (No Control Premium) [2]	(21.7)
Less: Value of MVCO Control Premium on RMX Ownership [3]	(3.8)
Equity Value of MVCI Stand-Alone	$40.8
Implied MVCI Share Price	$7.70
Shares Outstanding (Fully Diluted)	5.3
Equity Value of MVCI	$40.8
MVCI Total Existing Debt	5.9
MVCI Cash (Including Restricted Cash)	(22.7)
Cash Adjustment [4]	18.7
Adjusted Total Enterprise Value	$42.6
MVCI Reported EBITDA	$9.3
MVCI Interest Expense Included in COGS	0.4
MVCI Adjusted EBITDA	$9.7
TEV / 2008 Adjusted EBITDA	*4.4x*
TEV / LTM Adjusted EBITDA (3/31/08)	*4.0x*

[1] RMX share price multiplied by minority shares
[2] RMX share price multiplied by fully diluted shares outstanding
[3] Represents control premium for MVCO ownership of RMX majority shares
[4] Reflects balance of 3/31/08 Billings In Excess of Cost on Uncompleted Projects, Net

Select Comps [5]
STRL 6.4x
GVA 6.1x
RHB Acq 4.8x

Select Comps [5]
STRL 7.0x
GVA 5.1x

[5] Includes Cash Adjustment for Billings in Excess of Cost, Net

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CORPORATE FINANCE

CONFIDENTIAL Illustrative Buy-Out Analysis The analysis below reflects an illustrative financial sponsors view of a MVCO buy-out at $11.25 / share assuming a purchase on January 1, 2008 and investment monetization date of December 31, 2012 [1] MVCO Buy-Out Purchase Price Potential Distributions Sponsor Returns Calculation at Select Purchase Price Multiples ($ in millions) ($ in millions) PURCHASE ASSUMPTIONS Sponsor Returns December 31, 2012 Exit Purchase Offer Price — MVCO (4/28/08) $11.25 Terminal Fully Adjusted EBITDA $22.3 EBITDA Exit Multiple 6.00x Shares Outstanding (Fully Diluted) 5.3 Enterprise Value $133.7 Total Equity Value $59.6 Total Existing Debt 16.1 Less: Debt (31.9) Cash (Including Restricted Cash) (29.7) Plus: Cash 70.9 Minority Interest (BV) 12.6 Less: Billings in Excess of Cost, Net (18.5) Total Enterprise Value (BV of RMX Min Int) $58.7 Less: Minority Interest (16.4) Market Value Adjustment to Minority Interest [1] 0.0 Equity Value $137.9 Illustrative Cash Adjustment [2] 18.7 Sponsor Cash Flows Adjusted Total Enterprise Value $77.3 1-Jan-08 (45.4) 31-Dec-12 $137.9 Adjusted TEV / 2008 Adjusted EBITDA 6.4x Sponsor IRR 25% [1] Reflects balance of 3/31/08 Billings In Excess of Cost on Uncompleted Projects, Net Sources and Uses Sponsor IRR Sensitivity to Share Price Premium / Exit Mult ($ in millions) ($ in millions) Sources Uses Sponsor IRR Sensitivity Excess Cash Rate Fees $0.0 Equity Purchase Price $59.6 Purchase Price / Share & Additional Debt 9.00% 2.00% 15.0 Transaction Related Expenditures 0.5 Share Price Premium to Current Price New Sponsor Equity 45.4 Financing Fees 0.3 $11.99 $11.60 $11.22 $11.02 $10.44 Total $60.4 Total $60.4 24.8% 24.0% 20.0% 16.0% 14.0% 8.0% 5.50x 21% 22% 23% 23% 25% Exit 5.75x 22% 23% 24% 24% 26% Multiple 6.00x 23% 24% 25% 26% 27% 6.25x 24% 25% 26% 27% 28% 6.50x 25% 26% 27% 27% 29% A financial sponsor may target ~ 25% IRR in a buy-out of MVCO [1] For purposes of forecasting financial performance past 2010, we have assumed growth in Adjusted EBITDA of 10% for 2011 and 2012. 13

CONFIDENTIAL Illustrative STRL Acquisition of MVCI STRL structure a transaction to acquire 100% ownership of MVCI (using cash + stock) and contemporaneously you can distribute MVCO’s shares of RMX pro-rata to existing MVCO shareholders as add’l purchase consideration MVCI Purchase Price Analysis Distributions to MVCO Shareholders (With RMX Control Prem) Potential Distributions at Select Purchase Price Multiples ($ in millions) Control Premium to RMX Shares Implied MVCI Current Price / Share [1] $7.76 Purchase Price / Share 8.51 RMX Shares Owned by MVCO (Fully Diluted) 2.6 % Premium 9.7% MVCO Shares Outstanding (Fully Diluted) 5.3 Shares Outstanding (Fully Diluted) 5.3 RMX / MVCO Ratio 49.9% Equity Value $45.1 Total Existing Debt (Q1-08) 5.9 Value of Distrubuted Shares of RMX — Control Premium (June 3, 2008) $7.00 Minority Interest 0.0 RMX / MVCO Ratio 49.9% Cash, Including Restricted Cash (Q1-08) (22.7) Implied Total Enterprise Value $28.3 RMX Value Distributed / Share of MVCO $3.49 Illustrative Required Cash Adjustment [2] 18.7 Cash Value of MVCI Distributed / Share of MVCO 8.51 Adjusted Total Enterprise Value $47.0 Total Distributed Value / Share to MVCO Shareholders $12.00 Adjusted TEV / Adjusted EBITDA 4.8x STRL 2008 EPS Impact—Varied By Equity Purchase Price (MVCI) Potential Distributions at Select Purchase Price Multiples & Synergies (40% Stock / 40% Debt / 20% Cash) STRL Purchase Distributions to Considerations MVCO Shareholderes Implied MVCI Price (with RMX Control Premium)/ Share Price Premium to Current MVCI Price / Purchase Implied No 25% Total Distributions Per Share (MVCO Shareholders) Multiple STRL Control Control $11.25 $10.48 $9.70 $8.92 $8.15 TEV / EBITDA Accretion % Premium Premium 45.0% 35.0% 25.0% 15.0% 5.0% 4.8x 10.5% $11.31 $12.00 $14.72 $13.95 $13.18 $12.41 $11.64 5.0x 10.0% 11.67 12.36 $0.00 $0.10 $0.11 $0.13 $0.15 $0.16 5.2x 9.5% 12.03 12.72 Estimated 0.75 0.13 0.15 0.16 0.18 0.19 5.4x 9.0% 12.39 13.08 Synergies 1.50 0.16 0.18 0.19 0.21 0.23 ($ millions) 2.25 0.19 0.21 0.23 0.24 0.26 5.6x 8.4% 12.74 13.44 3.00 0.23 0.24 0.26 0.28 0.29 5.8x 7.9% 13.10 13.79 STRL acquisition of MVCI at 4.8x 2008 Adjusted EBITDA (= RHB Acquisition Multiple) results in $0.15 / share 10.5% accretion to STRL [1] Based on stand-alone valuation of MVCI with 25% control premium assumed for RMX [2] Reflects balance as of 3/31/2008 Billings in Excess of Cost on Uncompleted Projects, Net Note: STRL 2008 financial projections sourced from Morgan Joseph Equity Research estimates 14

CONFIDENTIAL

Illustrative STRL Acquisition of MVCI (cont'd)

STRL structure a transaction to acquire 100% ownership of MVCI (using cash + stock) and contemporaneously you can distribute MVCO's shares of RMX pro-rata to existing MVCO shareholders as add'l purchase consideration

Transaction Assumptions

($ in millions)

Purchase Price Premium			9.7%
Purchase Price / Share			$8.51
Purchase Price of Equity			$45.1
Estimated Financing Fees Paid			0.3
Estimated Transaction Expenses Paid			0.5
All-In Purchase Price			$45.9
Existing Cash as a % of Equity Purchase Price + Fees / Exp			20.0%
Stock Consideration as % of Equity Purchase Price + Fees / Exp			40.0%
New Debt Issued as a % of Equity Purchase Price + Fees / Exp			40.0%
New Debt Issued			$18.4
Tax Rate			35.5%
LIBOR			2.75%
New Debt Interest Rate	LIBOR+	500 bps	7.75%
Financing Fees Amortization Period			5.0 years
Interest Income Rate			3.00%
Estimated Annualized Synergies			$0.0

Sources & Uses

($ in millions)

Existing Cash	$9.2	Equity Purchase Price	$45.1
New Debt Issuance	18.4	Fees and Expenses	0.8
STRL Equity	18.4		
Total	$45.9	Total	$45.9

Pro Forma Combined Operations

		2008
MVCI Revenue (Q1-2008 Revised Plan)		$161.5
STRL Revenue		440.8
Combined Revenue		$602.2
MVCI Reported EBITDA (Q1-2008 Revised Plan)		$9.3
STRL EBITDA [1]		43.7
Combined EBITDA		$53.0
MVCI Adjusted EBITDA (Q1-2008 Revised Plan)		$9.8
STRL EBITDA [1]		43.7
Combined Adjusted EBITDA		$53.5
STRL Net Income from Continuing Operations [1]		$20.2
Incremental Financing Fees Amortization (After-Tax)		(0.0)
Incremental Interest Expense (After-Tax)		(0.9)
Lost Interest Income (After-Tax)		(0.2)
After Tax Synergies		0.0
Adjusted MVCI Net Income (Q1-2008 Revised Plan)		4.8
Pro Forma Combined Net Income		$23.8
STRL Fully Diluted Shares Outstanding		13.7
New Shares Issued (share price as of 6/3/08)	$19.37	0.9
Pro Forma Fully Diluted Shares Outstanding		14.7
Pro Forma Combined EPS		$1.6
STRL Stand-Alone EPS (Cont Ops)		1.5
Accretion / (Dilution) in $		0.15
Accretion / (Dilution) in %		10.5%

[1] STRL 2008E is sourced from Morgan Joseph & Co. Inc Equity Research Reports

15

Alvarez & Marsal Corporate Finance

CONFIDENTIAL Analysis of Termination Fees Potentially Payable by MVCO to Insight Average Go-Shop Term Fee (Within 45 Day Go-Shop Period) Average Termination Fee (Outside of Go-Shop Period) Going Private Transactions with Go-Shop Provisions and Inside Date Fees Going Private Transactions Period: 2005 to YTD 2008 Period: 2005 to YTD 2008 Insight Transaction Size: $25M to $250M of Total Enterprise Value Transaction Size: $25M to $100M of Total Enterprise Value Offer ($ in millions) 4.50% Go-Shop Termination Fee Annouced Target Company Name TEV $ % Period Insight 4-Feb-08 SigmaTel $80.9 $3.0 3.74% 30 Offer 15-Jan-08 Lifecore Biomedical 190.7 1.5 0.79% 30 2.50% 8-Nov-07 Restoration Hardware 198.0 4.4 2.24% 35 1-Jun-07 Everlast Worldwide 136.2 3.0 2.20% 30 18-Jan-07 Blair Corporation 126.9 3.0 2.33% 30 Count 5 Average $146.5 $3.0 2.26% 31 Median 136.2 3.0 2.24% 30 Minimum 80.9 1.5 0.79% 30 Maximum 198.0 4.4 3.74% 35 Count 49 49 55 16 Source: Mergermetrics.com 16

CONFIDENTIAL Comparable Company and Comparable Acquisition Analyses 17

CONFIDENTIAL

Factors Affecting Public Market Value of MVCO

- Relative size and scale of operations compared to peers
  - Smaller revenue base
  - Limited geographic footprint
  - Lack of diversification
  - Lower % of self-performed work
  - Minimal vertical integration (RMX)
  - No int'l exposure (expanded peers)
- Microcap stock with no Wall Street research coverage
- Lack of growth story through acquisitions or market expansion
- Margins compared to peers

MVCO Historic TEV / LTM EBITDA Multiple vs. Peers


14.0x
13.0x
12.0x
11.0x
10.0x
9.0x
8.0x
7.0x
6.0x
5.0x
4.0x
3.0x
2.0x
Q3-05
Q4-05
Q1-06
Q2-06
Q3-06
Q4-06
Q1-07
Q2-07
Q3-07
Q4-07
Q1-08
Current
MVCO
Expanded Peers [1]

Historical Discount vs. Expanded Peers [1][2]	Current Discount vs. Expanded Peers [1][2]
4.0x	1.7x

Historical Discount vs. STRL & RMIX [2]	Current Discount vs. STRL & RMIX [2]
3.5x	2.6x

[1] Based on simple average of Expanded Peer Group which is comprised of STRL, RMIX, GVA, PCR
[2] Source: Capital IQ, multiples not adjusted for Billings in Excess of Costs, Net

18

Alvarez & Marsal
Corporate Finance

CONFIDENTIAL

MVCI Comparable Company Analysis

MVCI Comparable Company Analysis

($ in millions except for per share data)

Not adjusted for Bill in Excess of Cost, Net

As of June 6, 2008	Transportation % of Revenue	Market Cap	TEV	TEV / LTM Revenue	TEV / LTM EBITDA	LTM P / E	TEV / 2008E Revenue	TEV / 2008E EBITDA	Forward P / E	Price / BV [2]
Fluor (NYSE:FLR)	3%	$16,128.9	$14,569.0	0.8x	17.4x	28.4x	0.7x	12.5x	26.2x	6.7x
Granite Construction (NYSE:GVA)	64%	1,372.3	1,332.4	0.5x	4.5x	11.4x	0.5x	5.8x	16.7x	2.1x
Jacobs Engineering Group (NYSE:JEC)	15%	10,800.4	10,445.7	1.1x	17.3x	30.7x	0.9x	13.8x	25.2x	5.1x
Perini (NYSE:PCR)	8%	1,061.8	621.0	0.1x	4.0x	10.8x	0.1x	3.7x	10.3x	2.7x
Sterling Construction (NasdaqNM:STRL) [1]	95%	266.2	259.5	0.7x	6.5x	13.8x	0.6x	5.9x	13.2x	1.9x
URS / Washington Group (NYSE:URS)	33%	3,965.7	5,107.5	0.8x	13.1x	19.8x	0.5x	8.3x	18.9x	1.1x
			High	1.1x	17.4x	30.7x	0.9x	13.8x	26.2x	6.7x
			Low	0.1x	4.0x	10.8x	0.1x	3.7x	10.3x	1.1x
			Mean	0.7x	10.5x	19.2x	0.5x	8.3x	18.4x	3.3x
			Median	0.8x	9.8x	16.8x	0.5x	7.1x	17.8x	2.4x
			Adj. Mean [3]	0.6x	5.5x	12.6x	0.5x	5.9x	14.9x	2.0x

Source: Capital IQ, Engineering News Record, Morgan Joseph & Co. Equity Research
[1] STRL LTM Multiples adjusted for RHB acquisition (10/31/07) to include 7 months of estimated sustainable EBITDA of $32.7
[2] Represents Stock Price Per Share relative to Book Value per Share
[3] Represents average of GVA and STRL only

Source: Capital IQ

19

ALVAREZ & MARSAL CORPORATE FINANCE

CONFIDENTIAL

RMX Comparable Company Analysis

RMX Comparable Company Analysis

($ in millions except for per share data)

As of June 6, 2008	Market Cap	TEV	TEV / LTM Revenue	TEV / LTM EBITDA	LTM P / E	TEV / Forward Revenue	TEV / Forward EBITDA	Forward P / E	Price / BV [2]
Global Building Materials / Aggregates / Ready-Mix Concrete Companies									
Lafarge (ENXTPA:LG)	$29,688.3	$44,820.1	1.6x	6.8x	10.1x	1.4x	5.3x	9.4x	1.7x
CRH / Old Castle Materials (ISE:CRG)	18,859.7	27,112.9	0.8x	5.9x	8.6x	0.8x	5.9x	8.6x	1.5x
Cemex / Rinker (NYSE:CX)	21,804.0	40,178.7	1.7x	8.2x	8.5x	1.6x	7.6x	10.7x	1.3x
HeidelbergCement / Hanson (DB:HEI)	19,975.6	39,948.0	2.1x	10.3x	3.8x	1.6x	7.2x	6.4x	1.6x
Holcim Ltd. / Aggregate Industries (VIRTX:HOLN)	24,315.6	40,145.5	1.5x	5.8x	6.4x	1.5x	5.9x	9.2x	1.5x
		High	2.1x	10.3x	10.1x	1.6x	7.6x	10.7x	1.7x
		Low	0.8x	5.8x	3.8x	0.8x	5.3x	6.4x	1.3x
		Mean	1.6x	7.4x	7.5x	1.4x	6.4x	8.9x	1.5x
		Median	1.6x	6.8x	8.5x	1.5x	5.9x	9.2x	1.5x
Domestic Building Materials / Aggreagates / Ready-Mix Concrete Companies									
Vulcan / Florida Rock (NYSE:VMC)	$7,764.8	$11,471.4	3.3x	12.3x	19.3x	3.0x	9.8x	18.8x	2.1x
Martin Marietta Materials (NYSE:MLM)	4,664.1	5,851.5	2.7x	10.5x	19.1x	2.8x	9.3x	17.7x	4.9x
Texas Industries Inc. (NYSE:TXI)	1,925.8	2,260.8	2.2x	12.8x	21.2x	2.0x	NA	16.0x	2.4x
US Concrete Inc. (NasdaqNM:RMIX) [1]	230.1	521.6	0.6x	7.3x	18.1x	0.6x	7.7x	28.5x	1.2x
MDU Resources Group Inc. (NYSE:MDU)	6,162.7	7,574.3	1.7x	8.0x	13.5x	1.5x	6.9x	16.3x	2.4x
Eagle Materials (NYSE:EXP)	1,523.0	1,904.1	2.5x	9.1x	16.5x	2.6x	10.2x	19.1x	3.8x
Monarch Cement (OTCBB:MCEM)	114.0	138.2	0.9x	4.9x	8.9x	NA	NA	NA	1.2x
Continental Materials (AMEX:CUO)	36.1	55.0	0.3x	22.0x	NM	NA	NA	NA	0.7x
		High	3.3x	22.0x	21.2x	3.0x	10.2x	28.5x	4.9x
		Low	0.3x	4.9x	8.9x	0.6x	6.9x	16.0x	0.7x
		Mean	1.8x	10.9x	16.7x	2.1x	8.8x	19.4x	2.3x
		Median	1.9x	9.8x	18.1x	2.3x	9.3x	18.2x	2.2x
		Adj Mean [3]	0.8x	6.1x	13.5x	0.6x	7.7x	28.5x	1.2x
International and Domestic Building Materials / Aggreagates / Ready-Mix Concrete Companies									
		High	3.3x	22.0x	21.2x	3.0x	10.2x	28.5x	4.9x
		Low	0.3x	4.9x	3.8x	0.6x	5.3x	6.4x	0.7x
		Mean	1.7x	9.5x	12.8x	1.8x	7.6x	14.6x	2.0x
		Median	1.7x	8.2x	11.8x	1.6x	7.4x	16.0x	1.6x

[1] US Concrete LTM P / E adjusted to exclude goodwill impairment charge of $82.2M resulting in adjusted earnings of $.32 per share versus a GAAP reported loss of ($1.67) per share

[2] Represents Stock Price Per Share relative to Book Value per Share

[3] Represents average of RMIX and MCEM only

Source: Capital IQ

20

Alvarez & Marsal Corporate Finance

CONFIDENTIAL

MVCI Comparable Transaction: Sterling Acquisition of Road & Highway Builders

STRL Acquisition of Road & Highway Builders "RHB"

- Transaction Close Date: October 31, 2007
- Purchase Price
  - 4.8X TEV / Adjusted EBITDA
- Road & Highway Builders Profile:
  - Headquarters: Reno, Nevada
  - Heavy Civil Construction: Roads & Highways
  - Projects throughout Nevada & Long Term Aggregates Quarry Lease Near Carson City
  - Previous Ownership: 50% Fisher Sand & Gravel / 50% Rich Buenting, CEO of RBH
- Sterling Disclosed Rationale for Acquisition:
  - "Expand into attractive western market with solid long-term growth prospects in NV and adjacent markets"
  - "Expands service lines into aggregates and asphalt paving materials"
  - "Immediately accretive to earnings per share"

STRL Purchase Consideration Summary

($ in millions)

STRL Purchase Consideration	91.7%	$53.1
RHB CEO Retained Equity	8.3%	4.8
Total Equity Value		$57.9
RHB Existing Debt		0.0
RHB Cash		0.0
Total Enterprise Value		$57.9
TEV / Adjusted EBITDA		4.8x
TEV / Revenue		1.0x
2010 Put / Call Option[1]		6.0x

	LTM 6/30/2007
EBITDA	$14.7
STRL Adj. to Determine Sustainable EBITDA	(2.7)
Adjusted EBITDA	$12.0
Revenues	$58.5

[1] Deal provides 2010 Put Option to STRL or Call Option by STRL of the 8.3% minority interest. EBITDA is calculated via simple average of 2008-2010 EBITDA

Source: STRL Investor Conference Call 11/1/07

21

ALVAREZ & MARSAL CORPORATE FINANCE

CONFIDENTIAL RMX Comparable Transactions RMX Comparable Transaction Analysis ($ in millions) Announce TEV / Date Acquiror Target TEV LTM EBITDA Domestic Targets Mar-07 Titan Cement Co. S&W Ready Mix Concrete Co. $235 4.9x Feb-07 Vulcan Materials Co. Florida Rock Industries, Inc. 4,128 10.1x May-06 General Shale Brick, Inc. Robinson Brick Co. 88 6.3x Mar-06 Cementos Argos S.A. Ready Mix Concrete Co 435 7.6x Mar-06 Hanson PLC Material Service Corporation (GD Sub.) 300 7.5x Nov-04 Audax Private Equity Fund, L..P. Ready Mix Concrete Co. 210 7.5x High 10.1x Low 4.9x Mean 7.3x Median 7.5x Adjusted Mean [1] 6.8x International Targets Oct-06 Cemex SAB de CV Rinker Group Ltd. $13,897 10.1x Sep-04 Cemex SAB de CV RMC Group PLC 5,771 6.5x May-06 LaFarge S.A. Lafarge N.A. (47% public minority) 6,962 8.3x Jul-05 Spohn Cement GmbH HeidelbergCement AG (78% minority) 12,711 8.1x Jan-05 Holcim Ltd. Aggregate Industries Ltd. 4,659 9.3x Feb-07 Holcim Ltd. St. Lawrence Cement 2,120 11.3x High 11.3x Low 6.5x Mean 8.9x Median 8.8x [1] Vulcan Materials acquisition of Florida Rock Industries excluded from Adjusted Mean Source: Capital IQ, MergerStat and Securities Data Corporation 22

CONFIDENTIAL Recent Events 23

CONFIDENTIAL Recent Events October 23, 2007: 13D filing and letter to independent directors by CD Capital Management LLC — “. . . we believe that the Board must immediately engage an independent, nationally recognized, investment bank with relevant industry and transactional experience to quantify the value achievable in a sale and then conduct a full and robust auction process to sell the Company and achieve that value.” November 2, 2007: 13D filing by YVM Acquisition Corporation — “[YVM Acquisition Corporation is] considering proposing a transaction or series of transactions that would result in the acquisition by [YVM Acquisition Corporation], directly or indirectly, of all of the outstanding Common Stock of the Company other than those shares of Common Stock held by [YVM Acquisition Corporation].” November 8, 2007: Q3-2007 financial results released (revenue up 7.1% Y/Y and EPS down 20% Y/Y) November 20, 2007: 8K announcing appointment of Special Committee — “The Special Committee was formed to maximize shareholder value in response to a Schedule 13D filed by YVM on November 2, 2007, which disclosed that YVM is considering proposing a transaction or series of transactions that would result in YVM’s acquisition of all of the outstanding common stock of the Company.” December 21, 2007: 13D filing and letter to independent directors by CD Capital Management LLC — “. . . I intend to nominate myself for election to the Company’s Board of Directors at the next annual meeting and that I also intend to put forth a Shareholder Proposal, also for consideration at the next annual meeting, to amend the Company’s bylaws to allow shareholders to call special meetings.” January 14, 2008: Receipt of original financial plan from Brad Larson — MVCO EBITDA: 2008: $12.2M, 2009: $18.2M and 2010:$26.0M 24

CONFIDENTIAL Recent Events (cont’d) February 12, 2008: 8K clarifying Special Committee mandate — “The purpose of this report is to clarify that, in advance of the Company receiving an acquisition proposal from YVM or any other third party, if any, the Special Committee intends to review the Company’s strategic alternatives to enhance shareholder value and will be prepared to conduct a process designed to maximize shareholder value, while taking into account prevailing market conditions.” March 31, 2008: Q4-2007 and FY2007 financial results released (revenue up 5.3% Y/Y and EPS down 14% Y/Y) April 3, 2008: Receipt of revised financial plan from Brad Larson — MVCO EBITDA: 2008: $9.6M, 2009: $13.1M and 2010: 18.5M April 1, 2008: Special Committee makes decision to launch external Sale Process with target date for launch at end of week April 2, 2008 Approached by Insight for exclusivity Week beginning April 28, 2008: Preliminary Q1-2008 results available to Special Committee — Overall performance consistent with January 16, 2008 financial plan April 28, 2008: Receipt of further revised financial plan from Brad Larson — MVCO EBITDA: 2008: $12.0M, 2009: $13.1M and 2010: $18.4M May 2, 2008: Executed Exclusivity Agreement with Insight Equity May 8, 2008: Q1-2008 financial results released (revenue and EPS up 16.4% Y/Y and 80.0% Y/Y, respectively) 25

CONFIDENTIAL MVCO Mark-Up to Currently Drafted Material Adverse Effect Definition 26

CONFIDENTIAL 27